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                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                  (CHECK ONE):

[ ] Form 10-KSB  [ ] Form 20-F  [ ] Form 11-K  [X] Form 10-QSB  [ ] Form N-SAR
                        For Period Ended: August 31, 1997

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          Nothing in this form shall be construed to imply that the
     Commission has verified any information contained herein.

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          If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:  Not Applicable

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PART I--REGISTRANT INFORMATION

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     Full Name of Registrant:  Citadel Computer Systems Incorporated

     Former Name if Applicable:

     Address of Principal Executive Office (STREET AND NUMBER):

          3811 Turtle Creek Boulevard, Suite 600,  Dallas, Texas 75219-4421
               (City, State and Zip Code)
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PART II--RULES 12B-25(b) AND (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject quarterly report on Form 10-QSB will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III--NARRATIVE

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State below in reasonable detail the reasons why Form 10-QSB could not be filed within the prescribed period.

          The Company has not yet completed its Form 10-KSB for the year ended February 28, 1997 or its Form 10-QSB for the quarter ended May 31, 1997, and is, therefore, unable to complete its Form 10-QSB within the prescribed period. The Company will promptly file its Form 10-QSB after filing its prior Form 10-KSB and Form 10-QSB.

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PART IV--OTHER INFORMATION

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     (1)  Name and telephone number of person to contact in regard to this notification

             Steven B. Solomon              (214)                 520-9292
             (Name)                      (Area Code)         (Telephone Number)

     (2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Act of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                              [ ]  Yes    [X]  No

             Form 10-KSB for the fiscal year ended February 28, 1997 Form 10-QSB for the quarter ended May 31, 1997

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                              [ ]  Yes    [X]  No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      Citadel Computer Systems Incorporated
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 15, 1997                 By: /s/ Steven B. Solomon
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                                          Steven B. Solomon
                                          President, Chief Executive Officer &
                                          Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

     Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

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